SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549



                                FORM 8-K

                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported):  June 15, 1998

                 COLOROCS INFORMATION TECHNOLOGIES, INC.
         (Exact name of Registrant as specified in its charter)


        Georgia                  0-14392                   58-1482573
(State of Incorporation)    (Commission File No.)      (I.R.S. Employer
                                                      Identification No.)



                    5600 Oakbrook Parkway, Suite 240
                        Norcross, Georgia  30093
      (Address of principal executive offices, including zip code)


                             (770) 447-3570
          (Registrant's telephone number, including area code)


                             Not Applicable
      (Former name or Former address, if changed since last report)







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Item 2.  Acquisition or Disposition of Assets

     On May 9, 1997, NetChannel, Inc. ("NetChannel") purchased from ViewCall America, Inc. ("VCA") substantially all of the assets which comprised the business of VCA and assumed most of the liabilities of VCA in exchange for 555,556 shares of NetChannel Series C Preferred Stock. In addition, NetChannel issued 2,700,000 shares of Series B Preferred Stock and 414,280 shares of Series C Preferred Stock to Colorocs Information Technologies, Inc. (the "Company") in consideration of advances made by the Company to VCA and the relinquishment of the Company's liens on VCA assets. All of the NetChannel preferred stock is convertible by the holders into shares of NetChannel common stock on a share-for-share basis. VCA was a majority owned subsidiary of Colorocs Information Technologies, Inc.


     On June 15, 1998, all of the capital stock of NetChannel was sold to America On Line, Inc. ("AOL") for a total cash consideration of approximately $9 million and satisfaction of certain outstanding liabilities amounting to approximately $14 million. As a result of such acquisition, the Company received approximately $870,000, subject to possible reductions based upon certain customary contingencies.



                               SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              COLOROCS INFORMATION
                              TECHNOLOGIES, INC.
                                 (Registrant)



                              /s/ Rudolph P. Russo
                              Rudolph P. Russo
                              Chief Executive Officer


Date:     June 30, 1998